SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 7, 2004

ADVANCED POWER TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16047	93-0875072
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

405 SW Columbia Street,
Bend, Oregon 97702

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code:

(541) 382-8028

Item 5. Other Events and Required Disclosure

The Registrant announced on July 7, 2004 that it expects revenues for the second quarter ending June 30, 2004 to be above the upper end of the $16.0 to $17.0 million range previously given, at approximately $17.9 million, a quarterly sequential increase of approximately 19 percent over the $15.1 million in revenue for the first quarter of 2004.

The Company cautioned that the anticipated additional profitability resulting from higher than expected revenues may be offset by greater than planned legal expenses related to current patent litigation.  Summary judgment in favor of the Company on the claims against it was granted on June 16, 2004.

The Registrant also announced that it will issue a news release describing its second quarter 2004 financial results at approximately 1:15 PM PT, Thursday, July 22, 2004 and that following the news release, the Registrant’s Chief Executive Officer and Chief Financial Officer will conduct a conference call to review the results of the second quarter 2004 at 2:00 PM PT, Thursday, July 22, 2004.  There will be a simultaneous web cast for interested investors through the Registrant’s corporate website.

Item 12. Results of Operations and Financial Condition

The Registrant’s media release dated July 7, 2004, regarding expected results for the quarter ended June 30, 2004 and guidance for the quarter ending September 30, 2004 is attached hereto as Exhibit 99.1. This information is being furnished under Item 12 of Form 8-K.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized this 7th  day of July, 2004.

ADVANCED POWER TECHNOLOGY, INC.

BY:	/s/ GREG M. HAUGEN

Greg M. Haugen
Vice President, Finance and Administration,
Chief Financial Officer and Secretary
(Principal Financial Officer)

EXHIBIT LIST

Exhibit No.	Description

99.1

Media Release dated July 7, 2004, “Advanced Power Technology Announces Strong Revenue Growth in the Second Quarter 2004 and Expects Continued Strong Growth in the Third Quarter 2004; Second Quarter Results to be Announced on July 22, 2004.”